JOINT FILER INFORMATION
Relationship: 10% Owner
Name: FROST GAMMA INVESTMENTS TRUST
Address: 4400 Biscayne Boulevard
 Miami, FL 33137
Designated Filer: Phillip Frost, M.D. et al.
Issuer and Ticker Symbol: ChromaDex Corp. [CDXC.OB]
Date of Event Requiring
Statement: May 20, 2010
FROST GAMMA INVESTMENTS TRUST

By:  /s/ Phillip Frost, M.D., Trustee
 Phillip Frost, M.D., Trustee